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Exhibit 10.4

CONTRACT OF AFFREIGHTMENT

        This Contract of Affreightment ("COA") is entered into between Public Service Marine, Inc., (hereinafter called "Owner") with an office and place of business at 249 E. Ocean Blvd., Suite 310, Long Beach, California, 90802, and VENOCO LLC (hereinafter called "Charterer") with an office and place of business at 217 State Street, Suite 300, Santa Barbara, California 93101.

        WHEREAS, Charterer requires transportation for certain cargoes between ports as further specified herein; and

        WHEREAS, Owner is willing and able to supply Charterer's requirements as set forth herein; and

        WHEREAS, Charterer acknowledges that Owner has and will have future additional contract commitments, including but not limited to the San Francisco Bay Area;

        NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1.     TERM

        The term of the COA shall commence on the date of the execution of this COA, ("Commencement Date") and shall continue until to March 31, 2008, except as where otherwise provided in this COA. Notwithstanding the above, either party shall have the right to terminate this COA effective on or after March 31, 2001 upon giving the other party at least 180 days written notice of such termination, provided further that the effective date of any termination initiated by the Charterer shall be the date on which Charterer is permitted and begins to ship the Ellwood crude oil production by pipeline.

2.     CONTRACT RESPONSIBILITY

        (a)   Charterer agrees that it is the Charterer's sole responsibility during the term of this COA to maintain all leases, licenses, and permits in an in-force status necessary to support the overall Ellwood/Holly operation and to comply with all regulations, rules and laws effecting operation of the Ellwood facilities.

        (b)   Except as otherwise expressly provided in this COA, Owner agrees that it is Owner's sole responsibility during the term of this COA to maintain the Vessel (as defined below) in good working order and in compliance with all regulations, rules and laws applicable to its operations under this COA and to comply with all safety and operational requirements of the loading and discharge terminals to which service is provided under this COA.

        (c)   Owner agrees to be responsible for and bear the cost of (i) all tugs and / or escort vessels necessary to perform services hereunder, other than the auxiliary vessel for the Ellwood Marine Terminal, the cost of which shall be born by Charterer, and (ii) all port charges.

3.     PAYMENT

        (a)   Payment of all of Owner's invoices sent to Charterer shall be due within twenty (20) business days of receipt, as specified in this COA. All payments owed by Charterer to Owner shall be made by wire transfer of funds to the Owner's account at Mellon Bank, Pittsburgh, PA., ABA 043000261, For Credit to Merrill Lynch Account #1011730, For Further Credit to Public Service Marine, Inc. Account #582-07D98 or such other place Owner may specify. Payments received after the above-referenced twenty-day period shall be charged interest from the date such payment was due until paid at the rate of one and one-half percent (1.5%) per month. Should any portion of the invoice be in dispute, that portion not in dispute shall be timely paid. If any disputed portion cannot be resolved between the parties within twenty (20) business days after the receipt of the invoice, it is agreed that such disputed amount shall be submitted to binding arbitration.

        (b)   It is understood and agreed by all parties to this COA that uniform cash flow is important to the Owner. Therefore, the parties agree that if Owner's invoices to Charterer are paid late on any three invoices, whether consecutive or non-consecutive, the Charterer then agrees that all future shipments will be paid by Charterer in advance of the shipment and will be paid to Owner at least twenty-four (24) hours prior to the time of the shipment.

4.     PRICE (Freight Rate)

        (a)   The price (freight rate) for shipments from Ellwood to Los Angeles/Long Beach Harbor will be $1.50/bbl. The price from Ellwood to San Francisco will be $.40 above the prevailing contract price to Los Angeles/Long Beach Harbor.

        (b)   Beginning on January 1, 1999 the freight rates set forth in Article 4 (a) above shall escalate or de-escalate based on changes in the Consumer Price Index—all items ("CPI") as shown on Exhibit 1.

        (c)   Owner will send Charterer a letter by the beginning of each calendar quarter, commencing with the First Quarter of 1999, showing the price to be effective for such quarter as adjusted for changes in the CPI. If requested by Charterer in writing, Owner will furnish to Charterer the calculations supporting that price.

5.     SCHEDULING

        (a)   Every Monday, or Tuesday if Monday is a holiday, Charterer will fax to Owner a schedule for the next four weeks which indicates the probable earliest date(s) on which Charterer will have a full load (approximately 54,000 barrels unless restricted to a lesser amount by regulation) available for pick-up by Owner. On the following day Owner shall advise the Charterer the estimated date(s) on which it will commence loadings. Such loading dates shall be within the Window Period, as defined below, for each proposed shipment. At least 2 days before each estimated loading date, Owner shall confirm with Charterer the date on which loading will commence (which date shall be within the Window Period for such shipment). Upon giving of such confirmation Owner shall fax to Charterer a Charter Order (Exhibit 2) giving Charterer 24 hours to confirm agreement of the date. This scheduling shall be repeated each week, with anticipated loading dates being modified to reflect changes in Charterer's production rates, provided loading dates for which Charter Orders have been executed may not be adjusted without the mutual consent of the parties. To the extent reasonably possible, all loading operations shall be undertaken and completed on weekdays. However, Charterer authorizes Owner to load on one weekend per month. The authorization of additional weekend loading over and above the one weekend per month shall be at the sole discretion of Charterer, which Charterer shall not unreasonably withhold.

        (b)   As used in this COA, the term "Window Period" refers to the time period following each date Charterer has predicted the availability of a full load for shipment. As production rates at the Ellwood Field increase, the Window Period will decrease as follows:

Production Rate	Window Period
Less than 5,500 b/d	10 days
5,500 to 7,000 bbl/d	8 days
7,000 bbl/d to 9,000 bbl/d	7 days
9,000 bbl/d to 18,000 bbl/d	5 days

        If Owner is unable to commence loading within any Window Period designated by Charterer, Owner shall pay to Charterer a late loading fee equivalent to the Demurrage Rate set forth in this

COA, which fee shall accrue commencing at Midnight of the last day of the Window Period until actual loading operations have been completed. The maximum fee for any loading will be $25,000.

        (c)   In the event Owner fails to commence a loading within the Window Period, Charterer shall have the right, but not the obligation, to seek an alternate shipper for such load.

        (d)   Charterer understands and agrees that Owner is obligated to perform required maintenance and/or USCG/ABS inspections in shipyards. Notwithstanding anything in this COA to the contrary, Owner will have such a reasonable period of time as may be necessary to perform any such shipyard maintenance and/or repairs, such maintenance and repairs to be scheduled so as to the extent reasonably possible not to interfere with the loading schedules proposed by Charterer. Owner will provide Charterer with a schedule of such required events, at least sixty (60) days prior to the time of such required events. In any case the Owner will not be responsible for any interruptions in production due to the unavailability of Owner's Vessel because of such maintenance and/or repairs to the Vessel, but Charterer shall be entitled to contract with other vessels for shipments if Owner is unable to meet the scheduling times set forth in notices referred to above.

6.     VESSEL

        Owner shall utilize its U.S. flag barge, "JOVALAN", official number 601581 including the existing vapor recovery system, for this COA or any substitute vessel which is deemed to be equivalent to the JOVALAN and duly permitted ("Vessel").

7.     LEASES, LICENSES, PERMITS AND VESSEL MODIFICATIONS

        (a)   Owner agrees that if, after the date of this COA, any new governmental or regulatory entity or authority requires any modifications to the Vessel, its manning costs, its operating costs, and/or its operations, the costs thereof shall be prorated over the dollar value of 100% of Owner's revenue for each year affected, and the prorated amount attributable to Charterer shall be paid for by Owner and charged to the Cost Recovery Pool (defined below) and recovered pursuant to Article 7(g), below.

        (b)   The cost of any modifications or alterations to the Vessel required as a result of regulatory changes by Santa Barbara regulatory agencies shall be paid for by Owner and charged to the Cost Recovery Pool.

        (c)   Any modifications requested by the Charterer are for the account of the Charterer. Owner is entitled to charge interest at the rate of one and one-half percent (1.5%) per month for the cost of all such work and expenses associated with such changes, unless Charterer pays Owner for all such costs within thirty (30) days after Owner sends Charterer the invoice for such costs. The Owner will present reasonable information to the Charterer 30 days prior to implementing the change.

        (d)   Charterer agrees to reimburse Owner for all costs of any and all tests involving the JOVALAN associated with or related to permits which are unique to Santa Barbara.

        (e)   Commencing on the effective date of the COA Charterer shall be responsible for providing any oil spill containment booms required in connection with loading operations at the Ellwood facility.

        (f)    Owner has advised Charterer that an increase in natural gas liquids ("NGL") will increase the vapor load on the JOVALAN'S vapor recovery unit Charter shall not increase the percentage of NGL above the level present in Ellwood crude oil in August, 1997 without Owner's prior written consent.

        (g)   Owner shall establish a Cost Recovery Pool on its books. Costs incurred by Owner and chargeable to such Pool pursuant to Article 7(a) and 7(b) shall be charged to such Pool as incurred. Commencing the first month after the month costs are charged to such Pool, Owner shall be entitled to increase the freight rate set forth in Article 4(a) by up to $.05 per barrel until such Cost Pool has been reduced to a zero balance. Regardless of the size of the Cost Recovery Pool, or the number of modifications or improvements made by Owner pursuant to Article 7(a) or 7(b), the maximum amount by which the freight rate may be increased above the rate set forth in Article 4(a) shall be $.05 per barrel. Charterer shall have no liability for any balance in the Cost Recovery Pool at the time this COA terminates. It is not the intent of this section to guarantee the repayment of amounts expended by Owner pursuant to Article 7(a) or 7(b).

8.     FORCE MAJEURE

        (a)   No delay in or failure of performance of either party hereto shall constitute a default hereunder or give rise to any claim for damages to the extent such delay or failure is caused by an event of Force Majeure. An event of Force Majeure is defined as an occurrence beyond the control of the party affected and which, by the exercise of reasonable diligence, said party is unable to prevent, avoid or remove, including, without limitation, acts of God, hurricanes, storms, explosion, rupture, breakage of or accident to the plant, the vessel, machinery, or equipment, action or inaction on the part of governmental authorities or any person purporting to act therefore, war, riots, strikes, acts of terrorists and public disorders. Notwithstanding the above, Force Majeure shall also apply if the Vessel is delayed in any shipyard because of circumstances beyond the reasonable control of Owner. Inability of either party to secure funds shall not be regarded as an event of Force Majeure. In the event of delay in or failure of performance for reasons stated in this Article, such party shall give notice and details of such event of Force Majeure in writing to the other party, as promptly as possible after its occurrence. The obligations of the party giving the notice shall be suspended during the continuance of any event of Force Majeure. Nothing in this Paragraph 8(a) shall affect, alter, or amend the rights and obligations of Owner and Charterer as provided in Articles 19 and 21 of this COA.

        (b)   Neither party shall be responsible to the other for any delay, damage or failure caused by or occasioned by Force Majeure. Both parties shall diligently do all things reasonably required to remove such causes or to repair the effects thereof and shall resume performance hereunder as soon as such cause or causes are removed, repaired, or resolved.

9.     LOAD PORT

        Ellwood Marine Terminal, Santa Barbara County, CA.

10.   DISCHARGE PORT(S)

        At one, or more, safe berth(s) in Los Angeles/Long Beach Harbor or San Francisco Bay as declared by Charterer.

11.   CARGO

        Ellwood crude oil, unless Owner otherwise gives its prior written consent to a different cargo.

12.   QUANTITY

        Charterer guarantees to Owner a minimum volume of 50,000 barrels per load (the actual loaded amount to be determined pursuant to Article 17, below) unless a lesser volume is agreed to by the parties or is mandated by applicable laws, rules or regulations. Subject to the terms of this COA, Owner shall have the right to transport all crude oil produced by Charterer from the Ellwood field.

13.   DEMURRAGE RATE

        On the effective date of this COA the demurrage rate for the Vessel is $650/hour. This rate will escalate or de-escalate based on changes as the CPI using the same method as provided in Article 4b, above.

14.   SEAWORTHINESS INSPECTION

        (a)   Owner shall exercise reasonable diligence to insure that at the beginning of each voyage, each Vessel will be seaworthy and properly manned, equipped and supplied for the voyage, with cargo tanks, pipelines, valves, pumps and heating coils, if any, suitable for the intended cargo and in good working condition. Owner shall use reasonable efforts to maintain such condition and shall use reasonable care in the loading, handling, stowage, carriage, custody, care and delivery of the cargo. Owner shall provide sufficient towing power to handle properly any barges furnished hereunder to Charterer whether in loaded or light conditions.

        (b)   Charterer shall, before loading, inspect all cargo tanks of each Vessel. Prior to inspection, Owner shall inform Charterer of the prior cargo carried by Vessel. If Charterer finds any tank unfit for the intended cargo by reason of danger of contamination, Charterer shall notify Owner with specific and documented reasons it finds the tank unfit. If the tank is unfit, then Charterer may refuse to load cargo in such tank. If Charterer accepts the tank after inspection, Owner shall not be responsible if the cargo shipped in such tank shall be contaminated by the tank not having been sufficiently clean at the time of the inspection.

15.   CARGO VAPOR PRESSURE

        No product shall be shipped with a vapor pressure exceeding thirteen and nine-tenths pounds (13.9) at one hundred degrees Fahrenheit (100 degrees F.) as determined by the A.S.T.M. Method (Reid Method) identified as D-323. In no case shall the cargo quantity loaded exceed the quantity that the Vessel can reasonably stow and carry, after allowing for expansion of the cargo.

16.   INSURANCE

        (a)   Cargo insurance shall be carried by Charterer. However, such insurance shall under no circumstances inure to the benefit of the Vessel, Owner, operator, Master, officer, crew or any other person or persons having an interest in the Vessel nor relieve the Vessel or any of the aforementioned persons of any of their liabilities for loss of or damage to said cargo which they or any of them may have pursuant to the Carriage of Goods by Sea Act of 1936 and/or any other law, statute, regulation or tariff.

        (b)   Hull and P & I Insurance will be carried on each Vessel with a first class underwriter and solely for Owner's accounts. Owner warrants that it has and will continue to have throughout the period of this COA the standard oil pollution insurance coverage available from its P & I Club or any other insurance in the amount of at least Five Hundred Million Dollars (U.S.) ($500,000,000.00 U.S.). Further, Owner will cause Charterer to be named as an additional assured on the above coverage and shall furnish to Charterer a certificate from the insurer or underwriter evidencing such coverage.

17.   MEASUREMENT OF CARGO

        Cargo quantity will be based on shore meter readings or shore tank gauges, or if neither is available, on Vessel gauges at loading port, based on current Calibration Tables corrected to 60 degrees F., in accordance with the latest supplement to A.S.T.M., -1P, Petroleum Measurement Tables (American Edition, published by the American Society for Testing Materials).

18.   LOADING AND DISCHARGING BERTHS

        (a)   The loading and discharging berth shall be such terminal, wharf or other place or alongside such vessel or craft designated by Charterer and accessible and ready when the Vessel arrives. All wharfage and charges for use of the berth shall be paid by Charterer. Any time lost by the Vessel because of inaccessibility or non-readiness of a berth shall count as used laytime for loading or discharging.

        (b)   Charterer agrees to furnish Vessel with safe berth at loading and unloading points. Charterer shall not be liable for the consequences of errors in navigation or management of the Vessel or any other acts, neglect, default, or barratry of the captain, pilots, mariners, or other employees or representatives of Owner.

        (c)   If shifting between berths for loading and discharging is required by Charterer, all time used in shifting shall count as used laytime for loading or discharging.

19.   LOADING AND DISCHARGING

        Cargo shall be pumped into the cargo tanks of the Vessel by Charterer at its expense but at its risk and peril only to the point where the Vessel's hoses are attached to the shipper's lines, or if such Vessel's hoses are not used, then to the permanent hose connections on the Vessel receiving the cargo. Cargo shall be pumped out of the cargo tanks by Owner at its expense and at its risk and peril only to the point where the Vessel's hoses are connected to the receiver's lines, or if the Vessel's hoses are not used, then to the permanent hose connections on the Vessel discharging the cargo. If the condition of any part of the cargo requires that it be heated before discharge from a Vessel fitted with heating coils, steam shall be furnished by Charterer at its expense unless the Vessel is equipped with its own steam plant. Extra time used in heating cargo shall count as used laytime for discharging.

20.   FREIGHT, TAXES, AND LIENS

        (a)   Charterer will furnish Owner, free of cost, copies of Loading Certificates. Freight shall be paid as provided in this COA on intake quantity computed as provided in Article 17 above. All transportation or other excise taxes on freight and any taxes, dues, or other charges on the cargo, shall be paid by Charterer.

        (b)   Owner shall have a lien on all cargo and subfreights for all unpaid freight, deadfreight, and other amounts due from Charterer to Owner under the terms of this COA. Such lien shall survive delivery of the cargo so long as the cargo remains identifiable or is not in possession of a buyer who has received the cargo without notice of the lien. Owner shall not suffer or permit to be continued any lien upon the cargo arising out of any act or omission of Owner.

        (c)   Charterer shall have the right to file a lien on Vessel for any damages sustained by Charterer as a result of beach of the COA by Owner, which shall not however, be enforceable until set forth in a judgment issued by the appropriate court of competent jurisdiction.

21.   LAYTIME AND DEMURRAGE

        (a)   Laytime shall commence on tender of notice of readiness (either in writing or verbally) of the Vessel to Charterer's representatives at the point of loading and/or discharging, day or night, Saturdays, Sundays, or holidays. A specified number of running hours, as set forth in Exhibit 2 shall be allowed Charterer as laytime to provide adequate berth, to prepare for loading and/or discharging and to load and/or discharge. If the conditions of the Vessel will not permit loading or discharging at the rates or within the time so agreed upon, then the additional time necessary therefor shall be included in allowed laytime. Laytime shall stop when this vessel has clear seaway to depart the berth or when all lines are hauled on board at the mooring. If the Vessel or Vessels have completed loading or discharging, time awaiting arrival of the towboat and/or any delay of departure of the tow, unless caused by fault of Charterer, shall be for Owner's account.

        (b)   Charterer shall pay demurrage per running hour and pro rata for a part thereof at the applicable rate for all time that used laytime exceeds the allowed laytime. If, however, demurrage shall be incurred at ports of loading and/or discharge by reason of fire, explosion, or by strike, lockout, stoppage or restraint of labor or by breakdown of machinery or equipment in or about the plant of the Charterer, supplier, shipper, or consignee of the cargo, the rate of demurrage shall be reduced one-half of the amount stated per running hour or pro rata for part of an hour for demurrage so incurred. Demurrage incurred by reason of weather delays shall be charged at the full rate then in effect. Charterer shall not be liable for any demurrage or delay caused by strike, lockout, stoppage or restraint of labor by the Master, officers and crew of the Vessel, or pilots.

22.   NEW JASON CLAUSE AND GENERAL AVERAGE

        (a)   In the event of accident, danger, damage or disaster before or after commencement of a voyage resulting from any cause whatsoever, whether due to negligence or not, for which or for the consequence of which the Owner is not responsible by statute, contract, or otherwise, the cargo shipper, receiver, or owner of the cargo shall contribute with the carrier in General Average to the payment of any sacrifices, losses, or expenses of a General Average nature that may be made or incurred, and shall pay salvage and special charges incurred in respect of the cargo. If a salving ship is owned or operated by Owner, or Charter, the charge for the use of such vessel shall be paid for as fully as if the salving ship or ships belonged to strangers.

        (b)   General Average shall be adjusted, stated, and settled according to York-Antwerp Rules 1974, excluding Rule XXII thereof, at such port or place in the United States as may be selected by Owner and as to matters not provided for by those Rules according to the Laws and usages at the Port of New York.

23.   SUB-CHARTERING AND ASSIGNMENT

        Neither Charterer or Owner shall have the right to sub-charter or assign this COA without the express written consent of the other party, which consent either party may give or withhold within its absolute and sole discretion; provided consent shall be deemed given in the event Charterer transfers all of its interest in the Ellwood Field to such third assignee or sub-charterer, and provided, further, that no such consent shall be required for an assignment to a parent company or to a subsidiary in which the assigning party owns a controlling interest and the assigning party shall remain liable and obligated for all payments and to perform all terms and conditions pursuant to this COA.

24.   INDEMNITY

        OWNER SHALL NOT BE LIABLE TO CHARTERER FOR ANY LOSS OR DAMAGE OF WHATSOEVER KIND OR NATURE WHILE PERFORMING SERVICES HEREUNDER UNLESS SUCH LOSS OR DAMAGE RESULTS FROM THE NEGLIGENCE OR FAULT OF OWNER, ITS AGENTS, CONTRACTORS AND EMPLOYEES; AND IN LIKE MANNER CHARTERER SHALL NOT BE LIABLE TO OWNER FOR ANY LOSS OR DAMAGE OF WHATSOEVER KIND OR NATURE WHILE OWNER IS PERFORMING SERVICES HEREUNDER UNLESS SUCH LOSS OR DAMAGE RESULTS FROM THE NEGLIGENCE OR FAULT OF CHARTERER, ITS AGENTS, CONTRACTORS AND EMPLOYEES.

25.   INDEPENDENT CONTRACTOR

        In performing services hereunder, Owner shall be an independent contractor. Charterer shall designate the transportation service to be performed and the ultimate result to be obtained, but shall leave to Owner the method and details of performing such services, Charterer being interested only in the results obtained and having no control over the manner and the method of performance of such services or obtaining such results.

26.   TANKERMEN

        Any tankermen utilized shall for all purposes be taken and deemed to be employees of Owner.

27.   DEMISE

        Nothing herein contained shall be construed as creating a demise of Owner's Vessel to Charterer.

28.   AUDIT

        If any payment provided for hereunder is to be made on the basis of Owner's costs, Charterer or its duly authorized representatives shall have access at reasonable times to Owner's books and records relating to such costs. In this connection, Owner agrees to maintain all books and records pertaining to such costs for a period of one (1) year from the date such costs were invoiced and to make such books and records available to Charterer at a reasonable time within the one (1) year period for the purpose of audit.

29.   POLLUTION

        (a)   Any provisions of this Agreement to the contrary notwithstanding, Owner will comply with all laws, rules, and regulations applicable by their terms to a vessel owner relating to water or air pollution and will, in the case of an escape or discharge of oil from a Vessel of Owner (whether or not caused by the Vessel's negligence), promptly take whatever measures are necessary to prevent pollution damage from thereby arising and to mitigate any such damage.

        (b)   When an escape or discharge of oil occurs from a Vessel of Owner, Charterer may, at its option, and upon notice to Owner or Master, undertake such measures as are reasonably necessary to prevent or mitigate resulting pollution damages, unless Owner promptly undertakes same. Charterer shall keep Owner advised of the nature of the measures intended to be taken by it. Any of the aforementioned measures actually taken by the Charterer shall be at Owner's expense (except to the extent that such escape or discharge was caused or contributed to by Charterer), provided that if Owner considers said measures should be discontinued, Owner may so notify Charterer and thereafter Charterer shall have no right to continue said measures under the provisions of this clause; provided, however, if Charterer undertakes such measures without notice to Owner or continues such measures after notification from Owner to discontinue, Owner agrees that Owner will not raise or plead as a defense to a claim for reimbursement for the expenses so incurred by Charterer that in undertaking or performing such measures, Charterer acted as a volunteer and any such defense of "volunteer" is hereby waived by Owner; however, Owner does not waive hereby any other defense Owner may have unless Owner is notified and permits said measures to be continued as aforesaid.

        (c)   If any dispute shall arise between Owner and Charterer as to the reasonableness of the measures undertaken and/or the expenditures incurred by Charterer hereunder, such dispute shall be referred to arbitration provided herein.

        (d)   The above provisions are not in derogation of any other right Charterer or Owner may have under this COA or may otherwise have or acquire by law or any international convention.

        (e)   Notwithstanding any other provision of this COA, the foregoing provisions shall be applicable only between Owner and Charterer and shall not affect, as between Owner and Charterer, any liability of Owner to third parties or governments resulting from navigation of a Vessel, loading or unloading of cargo, pollution or other causes if Owner shall have any such liability.

30.   POLLUTION CONTROL PERSONNEL

        CHARTERER MAY, AT ITS OPTION, PLACE POLLUTION CONTROL PERSONNEL ABOARD A VESSEL TO OBSERVE LOADING AND DISCHARGE OF CARGO AND RELATED OPERATIONS DURING THE PERIOD THE VESSEL IS IN PORT. CHARTERER'S REPRESENTATIVE WILL RENDER ADVICE TO THE OWNER/MASTER AND ASSIST HIM IN AVOIDANCE OF POLLUTION. HE WILL NOT, HOWEVER, UNDER ANY CIRCUMSTANCES, ORDER OR DIRECT THE TAKING OF ANY PARTICULAR ACTION OR INTERFERE IN ANY WAY WITH THE OWNER'S/MASTER'S EXERCISE OF HIS AUTHORITY.

        CHARTERER AGREES THAT THE VESSEL, OWNER, MASTER, OFFICERS, CREW, OR AGENTS THEREOF WILL NOT BE HELD LIABLE BY CHARTERER FOR PERSONAL INJURY, ILLNESS, OR DEATH OF ANY REPRESENTATIVE OR CONTRACTOR OF CHARTERER PLACED ON BOARD THE VESSEL UNDER THE FOREGOING PROVISION, UNLESS SUCH INJURY, ILLNESS, OR DEATH ARISES OUT OF, OR RESULTS FROM, THE NEGLIGENT ACTS OR OMISSION OF THE OWNER, MASTER, OFFICERS, CREW, OR AGENTS OF THE VESSEL.

31.   CONTROLLING PROVISIONS

        In the event there is a conflict between the provisions hereof and any papers or documents, which may have been executed or passed between the parties hereto in connection with the subject matter hereof, the provisions hereof shall be controlling. If there is a conflict between the provisions hereof and a Charter Order (Exhibit 2) on a transportation for Charterer, then the provisions of the Charter Order shall be controlling.

32.   CONSEQUENTIAL DAMAGES

        NEITHER OWNER OR CHARTERER SHALL BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES OF ANY NATURE CAUSED TO THE BUSINESS OR PROPERTY OF THE OTHER PARTY FOR ANY REASON WHATSOEVER.

33.   ARBITRATION

        (a)   All disputes and controversies of any kind between the parties arising out of or in connection with this COA shall be submitted to binding arbitration. Either party may demand such arbitration in writing within thirty (30) days after the controversy arises, which demand shall include the name of arbitrator appointed by the party demanding arbitration, together with a statement of the matter in controversy.

        (b)   Within ten (10) days after such demand, the other party shall name its arbitrator, or if it fails to do so within such time, the arbitrator named by the party demanding arbitration shall be the arbitrator. If the other party shall name its arbitrator within the time set forth above, then the two arbitrators so selected by each of the parties shall name a third arbitrator within ten (10) days or, in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association of Los Angeles, California. The arbitration panel shall be composed of these three arbitrators and they shall arbitrate the matter in controversy and such arbitration panel shall hear all of the evidence and make all of the findings and rulings relating to the controversy being arbitrated.

        (c)   The arbitration hearing and proceedings shall be held at a location selected by a majority of the arbitrators.

        (d)   The arbitration hearing shall be concluded within sixty (60) days after the appointment of the arbitration panel or the sole arbitrator as defined above and the award of the arbitrator shall be made within five (5) days after the close of submission of evidence. An award rendered by the arbitrator shall be final and binding on all parties to this Agreement and judgment on such award may be entered by either party in the highest court in California, or any other state or federal court having jurisdiction.

        (e)   Nothing herein contained shall be deemed to give the arbitrators any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this COA.

        (f)    Except otherwise set forth herein, the arbitration shall be held in accordance with the latest Commercial Arbitration Rules of the American Arbitration Association.

        (g)   All out of pocket legal costs and attorney's fees, arbitration costs, expert witness fees, deposition costs, and other expenses incurred related to the arbitration will be completely paid to the prevailing party and shall be made an award of the arbitrator. The prevailing party is defined as the party which has any amount awarded to it by the arbitrator, or the party that has the highest award made to it in the event the arbitrator made an award to both parties.

34.   CHARTERER POLLUTION CLAUSE

        When an escape or discharge of cargo occurs from the Vessel and/or shore and causes or threatens to cause pollution damage, or when there is a threat of an escape or discharge of cargo then Charterer may, at its option, upon notice to Owner, undertake such measures as are reasonably necessary to prevent or minimize such pollution damage or to remove the threat unless Owner promptly undertakes the same. Charterer shall keep Owner advised of the nature and result of any such measures taken by them. Any of the aforementioned measures taken by Charterer shall be deemed taken on Owner's authority and as Owner's agent, and shall be at Owner's expense except to the extent that any such escape or discharge or threat was caused or contributed to by Charterer.

        The above provisions are not in derogation of such other rights as Charterer or Owner may have under the Charter or may otherwise have or acquire by law.

35.   EMERGENCY RESPONSE PLAN

        Owner has provided Charterer with a copy of its National Oil and Hazardous Substances Pollution Contingency Plan as required by 40 CFR, Part 300 and other pertinent portions of the Vessel Response Plan.

36.   CANCELLATION OF COA

        (a)   In the event Owner commits any act of default under this COA, any Charter Order, or any other agreement between Owner and Charterer, Charterer shall give Owner notice of such default within thirty (30) days of Charterer becoming aware of such act of default, otherwise Charterer shall be barred and shall be deemed to have waived Charterer's right to bring any action for such act of default. Notice of default shall be given to Owner by both fax and certified mail, returned receipt requested. Charterer shall give Owner written notice of any alleged breach of this COA, any Charter Order or any other agreement between Owner and Charterer, specifying such default with particularity, and Owner shall have sixty (60) days after receiving such notice plus any additional reasonable period of time as may be required by Owner, in which to cure any such default, provided such default is capable of being cured. Unless and until Owner fails to cure any default after the notice provided for above, Charterer shall not have the right to terminate this COA. If Owner fails to cure a material default for which notice has been given by Charterer during the term of this COA, then Charterer shall have the right to terminate this COA within a period of 30 days from the end of the period it has to cure such default and not thereafter, upon giving written notice of termination to Owner.

        (b)   In the event Owner does commit any act of default under this COA, any Charter Order or any other agreement between Owner and Charterer, then Charterer's sole remedy shall be for monetary damages only, and not for the termination or cancellation of this COA, any Charter Order, or any other agreement between the Owner and Charterer, except as provided above.

37.   DEPARTMENT OF TRANSPORTATION DRUG AND ALCOHOL POLICY

        Owner warrants, undertakes and represents that, as of the date of this COA, Owner has an active drug and alcohol policy which complies with DOT's 46 CFR Parts 4, 5, and 16. Owner further warrants, undertakes, and represents that the policy will remain in effect during the term of this COA and that Owner shall exercise due diligence to ensure that the policy is complied with. It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean the Owner has failed to exercise due diligence.

38.   LIMITATION OF LIABILITY

        Charterer specifically agrees to look solely to the assets of the Owner, excluding, however, any interest right or claim to D & V Investments Ltd., for the recovery of any award or judgment from Owner, it being agreed that Owner's officers, directors, agents, or employees shall never be personally liable for any such judgment or award. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Charterer might otherwise have to obtain injunctive relief against Owner or Owner's successors in interest, or any suit or action in connection with enforcement or collection of amounts which may become owning or payable under or because of insurance maintained by Owner.

39.   NUMBERS AND GENDER

        Where the context so indicates, the masculine shall include feminine and neuter, and the neuter shall include the masculine and feminine, the singular shall include the plural and any reference to a "person" shall mean a natural person or a corporation, association, partnership, joint venture, estate, trust or any other entity.

40.   BINDING EFFECT

        Except as herein otherwise provided to the contrary, this COA shall be binding upon and inure to the benefit of the parties, their distributes, heirs, legal representatives, executors, administrators, successors and assigns.

41.   ENTIRE COA

        This COA and all Exhibits constitute all of the understandings and agreements of whatsoever kind and nature existing between the parties with respect to the subject matter contained herein and supersede all prior agreements and undertakings with respect thereto.

42.   VENUE AND LAW

        Venue for any legal proceedings involving this COA shall be in Los Angeles County, California, and this COA shall be governed by and construed in accordance with the maritime laws of the United States and except to the extent not governed by the maritime laws, by the laws of the State of California.

43.   AMENDMENT

        Except as otherwise expressly set forth in this COA, this COA may be amended, supplemented or restated only by a written agreement executed by each of the parties.

44.   SEVERABILITY

        If any term or provision of this COA or the application thereof to any person or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this COA, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by applicable law.

45.   SECTIONS

        Unless the context requires otherwise, all references in this COA to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this COA.

46.   CAPTIONS

        The titles and captions contained herein are for convenience only and shall not be deemed part of the context of this COA.

47.   ADDITIONAL REMEDIES

        Unless the context requires otherwise, the rights and remedies of the Parties hereunder shall not be mutually exclusive so that the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

48.   NOT CONSTRUED AGAINST DRAFTING PARTY

        The parties agree that the normal rule of construction of the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this COA or any Charter Order or any exhibits or amendments to them.

49.   COUNTERPARTS

        This COA may be executed in counterparts, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute one and the same agreement.

50.   NO THIRD PARTY BENEFITS

        The provisions of this COA, any Charter Order, or any other agreement between Charterer and Owner are intended for the exclusive benefit of the parties hereto and their successors and assigns, if any, and no person or entity not a party hereto shall be entitled to any right or benefit by reason of this COA.

51.   NOTICES

        All notices which are required by or may be given pursuant to this COA shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified United States mail, postage prepaid, as follows:

If to Venoco LLC:	Venoco, Inc. Attention: Rod L. Eson 217 State Street, Suite 300 Santa Barbara, CA 93101 Telephone: (805) 966-6596 Fax: (805) 966-1425

If to PSMI:	Public Service Marine, Inc. Attention: George Reiss 249 East Ocean Blvd. #310 Long Beach, CA 90802 Telephone: (562) 983-9034 Fax: (562) 983-9040

        Notices sent by facsimile shall be deemed received when sent if electronic verification is obtained and notice otherwise given as provided herein. Notices given by personal delivery shall be deemed received upon delivery and notices sent by U. S. mail, as above provided, shall be deemed received upon execution by the receiving party of the Return Receipt. Either party may change its address for notice by notice to the other in the manner set forth above.

52.   REPRESENTATIONS AND TRANSFER OF OWNERSHIP

        (a)   Charterer represents that it owns and has the right to produce and sell crude oil from the Ellwood field, offshore Santa Barbara, California. In the event Charterer sells, transfers or conveys its ownership and/or right to produce and sell crude oil from the Ellwood field, the sale, transfer or conveyance must provide that the new owner or transferee must accept and agree to it and be bound by and obligated to the terms and provisions of this COA.

        (b)   Owner represents that D & V Investments Ltd. does not have any interest in the Vessel or this COA.

        (c)   Owner represents that owns and has the right to operate the Vessel.

53.   ADDITIONAL CONSIDERATIONS

        (a)   Charterer agrees that if it constructs or obtains the right to use any type or kind of emissions or vapor removal system, including, but not limited to, any incinerator or flaring device, which can be or is used on any marine vessel, Charterer will not use or authorize the use of such vapor removal system on any marine vessel outside the Ellwood field.

        (b)   Owner agrees that it shall not intervene, comment on or otherwise interfere with Charterer's application to (i) permit other vessels to transport crude oil from the Ellwood terminal or (ii) expand the Ellwood field development, including the permitting of a crude oil pipeline to transport Ellwood crude oil production.

        IN WITNESS WHEREOF, the parties hereto have executed this COA as of March 13, 1998, "the commencement date".

VENOCO LLC
By:	Venoco, Inc., Member & Operator
By:	/s/ TIMOTHY MARQUEZ
PUBLIC SERVICE MARINE, INC.
By:	/s/ GEORGE REISS George Reiss

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